RAM HOLDINGS LTD.

OFFER TO EXCHANGE
UP TO 75,000 OF REGISTERED SERIES A PREFERENCE SHARES,
$1,000 LIQUIDATION PREFERENCE PER SHARE
FOR
ALL OF ITS OUTSTANDING
UNREGISTERED SERIES A PREFERENCE SHARES AND
SOLD IN A TRANSACTION EXEMPT FROM REGISTRATION
UNDER THE SECURITIES ACT OF 1933, AS AMENDED

To Securities Dealers, Commercial Banks
     Trust Companies And Other Nominees:

          Enclosed for your consideration is a Prospectus dated                     , 2007 (as the same may be amended or supplemented from time to time, the “Prospectus”) and a form of Letter of Transmittal (the “Letter of Transmittal”) relating to the offer (the “Exchange Offer”) by RAM Holdings Ltd. (the “Company”) to exchange up to 75,000 of its Series A Preference Shares, with a liquidation preference of $1,000 per share (the “Exchange Shares”) for all of its outstanding Series A Preference Shares, with a liquidation preference of $1,000 per share, issued and sold in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Initial Shares”).

          We are asking you to contact your clients for whom you hold Initial Shares registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge hold Initial Shares registered in their own name. The Company will not pay any fees or commissions to any broker, dealers or other person in connection with the solicitation of tenders pursuant to the Exchange Offer. You will, however, be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay all transfer taxes, if any, applicable to the tender of Initial Shares to it or its order, except as otherwise provided in the Prospectus and the Letter of Transmittal.

          Enclosed are copies of the following documents:

          1. The Prospectus;

          2. A Letter of Transmittal for your use in connection with the tender of Initial Shares and for the information of your clients;

          3. A form of letter that may be sent to your clients for whose accounts you hold Initial Shares registered in your name or the name of your nominee, with space provided for obtaining the clients’ instructions with regard to the Exchange Offer; and

          4. A form of Notice of Guaranteed Delivery.

          Your prompt action is requested. The Exchange Offer will expire at [ ] [ ].m., New York City time, on                     , 2007, unless extended (the “Expiration Date”). Initial Shares tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to the Expiration Date.

          To tender Initial Shares, certificates for Initial Shares or a Book-Entry Confirmation, a duly executed and properly completed Letter of Transmittal or a facsimile thereof, and any other required documents, must be received by the Exchange Agent specified in the Prospectus and the Letter of Transmittal on or prior to the Expiration Date.

          Additional copies of the enclosed material may be obtained from The Bank of New York Trust Company, N.A., the Exchange Agent, by calling (212) 815-5098.

          NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.